SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant     [ ]
Filed by a Party other than the Registrant     [X]


Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material pursuant to Section 240.14a-12


                             PETROCORP INCORPORATED
                (Name of Registrant as Specified In Its Charter)

                                Unit Corporation
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X] No fee required
[ ] $125 per Exchange Act Rules O-1(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22 of Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.


         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

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FOR IMMEDIATE RELEASE

                               Contact:     Larry D. Pinkston
                                            President, Treasurer
                                             and Chief Financial Officer
                                            (918) 493-7700

For Immediate Release...
August 14, 2003

UNIT CORPORATION ANNOUNCES AGREEMENT
TO PURCHASE PETROCORP INCORPORATED

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it has signed a merger agreement with PetroCorp Incorporated (AMEX - PEX) for a purchase price of approximately $182,000,000 to be paid in cash.
     PetroCorp, a Tulsa-based company, explores and develops oil and natural gas properties primarily in Texas and Oklahoma. At December 31, 2002, PetroCorp reported that it had total reserves of 55.0 billion cubic feet of natural gas equivalents, consisting of 38,760 million cubic feet of natural gas and 2,709,000 barrels of oil.
     Allocation of the purchase price is approximately $94 million to working capital, $78 million to proved reserves and the remaining $10 million to undeveloped leasehold and partnership interest. It is anticipated that the transaction will be immediately accretive to earnings per share.
     The merger is subject to approval by holders of at least two-thirds of the outstanding shares of PetroCorp common stock and the customary closing conditions.
     John G. Nikkel, Chief Executive Officer of Unit Corporation said, "The acquisition fits well with Unit's current core area of operations, which will help us to further develop and exploit new fields. This is an opportunistic acquisition that allows us to economically grow our asset base."

                                INVESTOR NOTICES

     This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those about Unit's merger and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments Unit


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expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes completion of the proposed merger, future financial performance, future equity issuance and other matters. These statements are based on certain assumptions made by Unit based on its experience and opinion of historical trends, current conditions, expected developments and other causes it believes are proper in the circumstances. Such statements are subject to several assumptions, risks and uncertainties, many of which are beyond the control of Unit. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.

Unit Corporation (the "Company") and certain other persons may be deemed to be participants in the solicitation of proxies of PetroCorp's shareholders to approve the proposed merger. The participants in this solicitation may be deemed to include the directors and executive officers of the Company.

PetroCorp will file a proxy statement and may file other relevant documents with the SEC concerning the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by PetroCorp Incorporated free of charge by requesting them in writing from PetroCorp, Attn: Investor Relations, P.O. Box 21298, Tulsa, Oklahoma 74121-1298, or by telephone, (918) 491-4500. Investors are encouraged to read the proxy statement and related documents carefully when they become available before making any voting or investment decisions.